Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA, DENVER,

SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BRUSSELS,

BEIJING, SHANGHAI, HONG KONG

October 23, 2012

Restoration Hardware Holdings, Inc.

15 Koch Road, Suite J

Corte Madera, California 94925

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Restoration Hardware Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration of 5,938,982 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering and sale by the Company of 4,782,609 shares of Common Stock (the “Primary Shares”), and the offering and sale by the Selling Stockholders identified in the Registration Statement of 381,723 shares of Common Stock and, if exercised, the offering and sale by the Selling Stockholders identified in the Registration Statement of up to 774,650 shares of Common Stock subject to an option to purchase additional shares (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). All Secondary Shares will be issued in connection with the Reorganization, as such term is defined in the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that when the Reorganization is complete:

1.	The Primary Shares will be duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable; and

2.	The Secondary Shares will be duly and validly authorized, and when issued and delivered by the Company to the Selling Stockholders in connection with the Reorganization, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP